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                                                                       Exhibit 5

                  [LETTERHEAD OF KIRKPATRICK & LOCKHART LLP]

                               December 8, 1995

Federal Realty Investment Trust
4800 Hampden Lane, Suite 500
Bethesda, Maryland 20184

Ladies and Gentlemen:

        You have requested our opinion as counsel to Federal Realty Investment Trust, a business trust organized under the laws of the District of Columbia with its headquarters located in Bethesda, Maryland ("Trust"), in connection with a Prospectus Supplement, dated December 4, 1995 to the Trust's Prospectus, dated November 7, 1995 (registration statement No. 33-63687) ("Registration Statement") relating to the Trust's offering and sale of $40,000,000 principal amount of 6-5/8% Notes Due 2005 ("Notes") pursuant to an underwriting agreement and a pricing agreement, each dated December 4, 1995 (together, the "Underwriting Agreement") between the Trust and Alex. Brown & Sons Incorporated. The Notes are being issued pursuant to an indenture dated December 1, 1993 ("Indenture") between the Trust and Signet Trust Company ("Trustee"), and, when issued, will be direct, unsecured obligations of the Trust.

        We have participated in the preparation of the Registration Statement, and in connection therewith, have examined and relied upon the originals or copies of such records, agreements, documents and other instruments, including the Third Amended and Restated Declaration of Trust of the Trust ("Declaration of Trust"), the Bylaws of the Trust, the minutes of the meetings of the Trustees to date relating to the authorization and issuance of the Notes and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

        As to any other facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and employees of the Trust.
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Federal Realty Investment Trust
December 8, 1995
Page 2

        Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

        The Notes have been duly authorized and executed by the Trust and delivered by the Trust, authenticated in accordance with the terms of the Indenture, and when delivered against payment therefor as contemplated in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Trust in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting enforcement of creditors' rights or by general equity principles.

        To the extent that the obligations of the Trust under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of organization of the Trustee; that the Trustee is in compliance generally with respect to acting as a trustee under the Indenture, and with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligation under the Indenture.

        We hereby consent to the filing of this opinion as an exhibit to the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 8, 1995.

                                        Very truly yours,

                                        KIRKPATRICK & LOCKHART LLP

                                        By: /s/ Thomas F. Cooney, III
                                           --------------------------
                                           Thomas F. Cooney, III